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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2005 (March 8, 2005)

Myogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50438	84-1348020

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 West 103rd Avenue, Suite 102 Westminster, Colorado	80021

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 410-6666

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On March 8, 2005, Michael J. Valentino was appointed to the Company’s Board of Directors. A copy of the press release relating to Mr. Valentino’s appointment is attached hereto as Exhibit 99.1. The Company expects that Mr. Valentino will be appointed to the Compensation Committee of the Board of Directors in May 2005, concurrent with the Company’s annual stockholder meeting.

     Mr. Valentino has nearly thirty years of experience in the prescription and consumer pharmaceuticals industry. He currently serves as the President and Chief Executive Officer and a Director of Adams Respiratory Therapeutics. During 2003, Mr. Valentino served as President and Chief Operating Officer of Alpharma, a large global generic pharmaceutical company. From 1999 to 2003, he served in senior management roles at Novartis AG, including as the Executive Vice President, Global Head Consumer Pharmaceuticals and the President and Chief Operating Officer of Novartis Consumer Healthcare, North America. From 1996 to 1998, Mr. Valentino served as the President of Pharmacia & Upjohn ‘s Consumer Products Division. Prior to 1996, Mr. Valentino spent 12 years at Warner Lambert in a variety of senior level roles, including Vice President, Corporate Strategic Planning; Vice President, Eastern Business Unit (Parke Davis Pharmaceuticals); and Vice President, Worldwide Smoking Cessation. Mr. Valentino holds a B.S. in Psychology from State University of New York at Stony Brook.

     In connection with his appointment, and pursuant to the Company’s previously adopted director compensation policy, the Company granted Mr. Valentino an option to purchase 20,000 shares of common stock at an exercise price of $7.50 per share, the closing price of the Company’s common stock on March 8, 2005, in accordance with the terms and conditions of the Company’s 2003 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-108301), the “S-1 Registration Statement”). The options vest over a three-year period, with 1/3rd of such options vesting on March 8th of each year beginning in 2006.

     In addition, Mr. Valentino and the Company will enter into an Indemnity Agreement (the form of which was filed as Exhibit 10.11 to the Company’s S-1 Registration Statement). The Indemnification Agreement provides indemnity to Mr. Valentino against, and the advancement of certain expenses relating to, liabilities incurred in the performance of his duties to the maximum extent permitted by Delaware corporation law and the Company’s Bylaws.

Section 8 — Other Events

Item 8.01 Other Events.

     On March 8, 2005, Michael R. Bristow, M.D., Ph.D., our Chief Science and Medical Officer, and John R. Julian, our Senior Vice President of Commercial Development, adopted pre-arranged trading plans in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company’s policies regarding stock transactions by directors, officers and employees. No shares will be sold under the plans prior to August 1, 2005.

     Dr. Bristow’s plan provides for the sale of up to 60,000 shares (10,000 shares per month) over a six-month period beginning on August 1, 2005. The plan follows the completion of a prior trading plan which expired on December 31, 2004 (under which no shares were sold). Mr. Julian’s plan provides for the sale of up to 80,000 shares (10,000 shares per month) over an eight-month period beginning on August 1, 2005. Shares will be sold under both plans on the open market at prevailing market prices, subject to minimum price thresholds.

     The pre-arranged stock trading plans were adopted in order to allow Dr. Bristow and Mr. Julian to sell a portion of their shares of Common Stock (or shares of Common Stock acquired upon exercise of vested stock options) over time as part of their long-term strategies for individual asset diversification and liquidity. The transactions under the plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

     Rule 10b5-1 allows persons who are not aware of material, non-public information to adopt written, pre-arranged trading plans. Individuals may use these plans to diversify their investment portfolios over time. Dr. Bristow and Mr. Julian, as well as other officers and directors of the Company, may adopt similar plans in the future. The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors of the Company in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release, dated March 9, 2005, entitled “Michael J. Valentino Appointed to Myogen Board of Directors.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 9, 2005

MYOGEN, INC.
By:	/s/ J. William Freytag
J. William Freytag
Its:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 9, 2005, entitled “Michael J. Valentino Appointed to Myogen Board of Directors.”